UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No.  )

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☐           Soliciting Material Under Rule 14a-12

DATASCOPE CORP.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
PARCHE, LLC
RCG ENTERPRISE, LTD
RCG STARBOARD ADVISORS, LLC
RAMIUS CAPITAL GROUP, L.L.C.
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
DAVID DANTZKER, M.D.
WILLIAM J. FOX
MARK R. MITCHELL
PETER A. FELD

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its two nominees at the 2007 annual meeting of stockholders of Datascope Corp., a Delaware corporation (the “Company”).

Item 1: Slide Presentation to Shareholders

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

ISS Presentation

Datascope Corp.

November 30, 2007

Overview of Ramius Capital Group, LLC

Ramius Capital Group, LLC is a registered investment advisor that manages assets of approximately $9.6 billion in a variety of alternative investment strategies. Ramius Capital Group is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

Starboard Value and Opportunity Master Fund Ltd. ("Starboard") is a private investment fund that invests primarily in the securities of U.S. public companies that it believes are deeply undervalued by the marketplace.

Starboard has a long track record of fulfilling our commitments to improve shareholder value at the companies we have targeted for significant investment.

2

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

Why Change is Required at Datascope

Significant issues exist within the Company

- Numerous allegations of ethical violations
- A history of enriching and protecting the founder, Chairman and CEO
- A record of misleading shareholders
- Poor corporate governance practices
- Significant turnover of senior-level executives
- Weak operating results
    - Poor relative stock price performance

Shareholders deserve better

- We are knowledgeable, experienced, and truly independent
- We will provide a renewed focus on improving corporate governance and management accountability through more effective Board oversight

3

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

Numerous Allegations of Ethical Violations

Within the last twelve months, Datascope received ***six separate internal reports of ethics violations*** by Mr. Lawrence Saper, the Company's founder, Chairman and CEO, and a senior executive in Europe. Cited complaints include:

- **irregularities in** the Chairman's **expense reports**
- that a **member of the Chairman's family** employed by the Company **did not perform services**
- that the Chairman had engaged in **unspecified 'sweet heart' deals**
- that the Chairman **paid himself dividends**
- that the Chairman was **mentally unfit** to manage the Company
- that outside counsel had assisted the Chairman in **concealing some of the above activities**
- that a senior executive was **improperly using Company funds to finance an affair** he was conducting with another Company employee
- that the same executive and the Chairman of the Company had engaged in **irregular transactions with distributors**

Upon further investigation, the investigation expanded to also cover:

- the **inclusion of the Chairman's son**, presently an employee of the Company, **in certain of the Company's executive medical plans**
- the receipt by the Chairman of **personal legal and accounting services at the Company's expense** and receipt by the Chairman of personal legal services by the Company's outside counsel free of charge

THE DEPTH AND DETAIL OF THE ALLEGATIONS ARE TROUBLING

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STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

Numerous Allegations of Ethical Violations

Two Investigations, Two Conclusions

Initially, it appears the complaints were reviewed by the internal ethics committee, comprised of the Audit Department, the Legal Department and the Chief Financial Officer, who concluded that the violations did evidence,

"***overrides of controls***."

HOWEVER, the Company claims that, "In the course of the investigation, the ***Audit Committee received a confidential but not anonymous detailed report that***, in response to the earlier reports, ***the Company's Internal Audit Department was conducting a biased inquiry directed at discrediting the Chairman***."

After concluding the investigation, the Audit Committee concluded that,

"***there was no persuasive evidence that controls had been intentionally overridden***."

TWO SEPARATE INVESTIGATIONS YIELDED TWO DIFFERENT CONCLUSIONS

NEITHER INVESTIGATION CONCLUDED THAT INAPPROPRIATE ACTIONS DID NOT TAKE PLACE

5 Source of quotes: Datascope 8-K Filing dated February 9, 2007

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

Numerous Allegations of Ethical Violations

Conflicting Statements Raise Concerns

In the Company's letter to shareholders, dated November 8, 2007 in response to Ramius Capital, the Company states, "The Audit Committee concluded there was ***no evidence to support allegations or evidence of wrongdoing*** on the part of the Chairman, members of his family, or the senior executive against whom anonymous allegations were made."

HOWEVER, in an 8K Filing dated March 2, 2007, the Company states, "The Audit Committee has recommended that the Company ***clarify certain of its procedures concerning the use of Company credit cards and reimbursement for travel and entertainment expenses***. The Audit Committee has also recommended that ***procedures concerning the administration of medical plans be enhanced to prevent the inclusion in the Company's medical plans of individuals who should not be included***. The Audit Committee ***concluded that certain individuals were so included, including the Chairman's son, who should not have been included***. The amounts erroneously expended by the Company for medical expenses have not been material. The ***Chairman has volunteered to reimburse the Company for any amounts expended by the Company as a result of his son having been provided with medical coverage in error***."

THE COMPANY SAID THERE WAS "NO EVIDENCE"

BUT THE AUDIT COMMITTEE SPECIFICALLY RECOMMENDED CHANGES TO COMPANY POLICIES AND THE CHAIRMAN OFFERED TO REFUND MONEY TO THE COMPANY

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STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

A History of Enriching and Protecting Mr. Saper

In August 2001, an action was filed in United States District Court for the District of New Jersey against Datascope and its Board, alleging that the Company's 2000 proxy statement contained materially false and misleading statements. The Complaint alleged that ***Mr. Saper's compensation (i) was excessive, (ii) had increased at a higher rate than the Company's earnings, assets and stockholders' equity and (iii) was substantially higher than the compensation of other CEOs at companies of comparable size in similar businesses.*** In fact, the maximum Mr. Saper was supposed to be able to receive under the 1999 Incentive Plan (that the Company never publicly filed) was ***$2,225,000***, yet the 2000 proxy statement disclosed that Mr. Saper was paid a bonus of **$3,285,714**, a payment that was **presumably approved by the Board**.

The Complaint was ultimately settled in March 2005 with a payment by Datascope's insurance company of the plaintiff's attorney's fees and a reduction in Mr. Saper's supplemental executive retirement plan contribution.

This was not the first time the Company settled an action involving allegations against Mr. Saper:

On November 5, 1993, an action was commenced against the Company and Mr. Saper. The plaintiffs alleged (i) that Datascope and Mr. Saper made material misrepresentations and omissions concerning the VasoSeal device's safety, efficacy, potential profitability and likelihood of FDA approval and (ii) securities laws violations relating to alleged insider trading by Mr. Saper. ***In November 1996, the parties entered into a settlement which cost the Company approximately $5.6 million, plus legal expenses***.

A MAJORITY OF THE BOARD REPRESENTATIVES WHO APPROVED THESE PAYMENTS ARE STILL IN PLACE TODAY

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STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

A Record of Misleading Shareholders

Datascope press release dated November 8, 2007 - **"The Audit Committee conducted a thorough investigation selecting its own independent counsel and forensic accountants neither of whom had any material prior relationship with the Company."**

Ramius letter to shareholders on November 15, 2007 - **"Who are the independent forensic accountants and what relationship, if any, do they have to the Company or the Board?"**

Datascope letter to shareholders on November 16, 2007 - "James Loughlin serves as chairperson of the Audit Committee... **Mr. Loughlin is a retired senior partner of one of the world's major accounting firms** and led its Life Science and Pharmaceuticals practices."

'The Record' article from June 10, 2007 - "The timing of what happened next is unclear, but according to the SEC filings at least two internal investigations began. **One was spearheaded by the company's board of directors who brought in outside investigators (the law firm Morvillo, Abramowitz, Grand, Iason, Anello & Boher, and accountants KPMG.)"**

Datascope proxy statement filed on November 1, 2007 - "**Mr. Loughlin served nearly 40 years with KPMG LLP until his retirement in 2003**. From 1995 to 2003, Mr. Loughlin served as a Global Lead Partner in KPMG's Healthcare Practice…."

IN OUR OPINION, THE STATEMENTS DO NOT REFLECT THE FACTS. AT BEST, THEY ARE MISLEADING, IF NOT SIMPLY FALSE

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STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

Poor Corporate Governance Practices

***In the words of a former executive of Datascope, Larry Saper <u>"runs the Company as if he had no shareholders."</u>** – Paul Goeld, Former Division President**

In our view, the effectiveness of the Board has been undermined by a dominant founder, Chairman and CEO. If elected, we would support significant changes to Datascope's corporate governance practices.

We would support a separation of the Chief Executive Officer and Chairman roles at Datascope

- Separation of roles would allow for **<u>appropriate checks and balances</u>**
- In our opinion, the appointment of a so-called **<u>Liaison Director with an almost unbroken 38 year tenure does not address the issues</u>** at Datascope

Datascope's Board and management are well-entrenched behind anti-takeover measures that serve to insulate the directors and executive officers, making them less accountable to the shareholders. These include:

- Poison Pill
- High 50.1% threshold required for shareholders to call a Special Meeting
- Ability of the Datascope Board to add directors without shareholder approval
- The ability to issue "Blank Check" preferred stock

WE WILL WORK TO PROVIDE GREATER ACCOUNTABILITY AND TRANSPARENCY

*Source: The Record, June 10, 2007

9

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

High Senior-Level Turnover at Datascope

Not long after the reports of the alleged ethics violations became public, at least **five** senior-level executives resigned from the Company within a two-month period, **two** of which were intimately involved in the investigation of the alleged ethics violations:

Name	Title	Date Resigned
Terrance Gunning	Vice President, President of Cardiac Assist Division	March 15, 2007
Scott Kantor	Vice President of Finance, Chief Financial Officer	April 3, 2007
Donald Lemma	Vice President, Chief Information Officer	May 1, 2007
Rachel Winokur	Vice President, Business Development	May 11, 2007
S. Arieh Zak	Vice President, Corporate Counsel	May 25, 2007

Five resignations within a two-month period

Additionally, since 2000, there has been significant turnover at the divisional operating level:

- Cardiac Assist Division – 3 Division Presidents
- Patient Monitoring Division – 2 Division Presidents
- Intervascular Division – 4 Division Presidents
- Interventional Division – 5 Division Presidents

THIS LEVEL OF SENIOR EXECUTIVE TURNOVER IS TROUBLING

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STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

Weak Operating Results

Since 2000, sales, general, and administrative expenses have increased by over $25 million...

... and research and development expenses have averaged $31 million each year, or a total of $244 million since 2000

SG&A *(FYE June, $ in millions)*

$160.0
$140.0
$120.0
$100.0
$80.0
$60.0
$40.0
$20.0
$0.0
$116.8
$117.6
$126.1
$131.0
$137.5
$141.6
$143.1
$142.4
2000
2001
2002
2003
2004
2005
2006
2007

RESEARCH AND DEVELOPMENT *(FYE June, $ in millions)*

$40.0
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
$24.4
$24.4
$25.7
$29.0
$32.5
$36.2
$37.3
$34.3
2000
2001
2002
2003
2004
2005
2006
2007
R&D
R&D as a % of Revenue

DATASCOPE HAS INVESTED HEAVILY IN RESEARCH AND DEVELOPMENT AND SALES, GENERAL, AND ADMINISTRATIVE COSTS HAVE BALLOONED

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STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

Weak Operating Results

However, even with the substantial investment in R&D, revenue and gross profit have grown at a dismal CAGR of 3.3% and 2.2%, respectively...

REVENUE AND GROSS PROFIT *(FYE June, $ in millions)*

REVENUE CAGR = 3.3%
GROSS PROFIT CAGR = 2.2%
$400.0
$350.0
$300.0
$250.0
$200.0
$150.0
$100.0
$50.0
$0.0
2000
2001
2002
2003
2004
2005
2006
2007
Revenue
Gross Profit

... and earnings per share have declined materially since 2000

EARNINGS PER SHARE *(FYE June)*

$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
$2.06
$2.20
$0.92
$1.57
$1.58
$0.97
$1.69
$1.14
2000
2001
2002
2003
2004
2005
2006
2007

The Company spent $244 million, or almost **<u>$16 per share</u>**, on research and development since 2000

THESE RESULTS QUESTION THE CREDIBILITY OF THE COMPANY'S SELF PROCLAIMED, *<u>"SOUND STRATEGIC PLAN TO DRIVE SUSTAINABLE AND PROFITABLE GROWTH"</u>* ???

12

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

Weak Operating Results

Weak operating results have been reflected in the stock price performance

625.0
525.0
425.0
325.0
225.0
125.0
25.0
Even including dividends, Datascope stock has materially underperformed the S&P 500 and Russell 2000 as far back as data is available
374.9%
370.1%
89.3%
5/1/92
11/1/92
5/1/93
11/1/93
5/1/94
11/1/94
5/1/95
11/1/95
5/1/96
11/1/96
5/1/97
11/1/97
5/1/98
11/1/98
5/1/99
11/1/99
5/1/00
11/1/00
5/1/01
11/1/01
5/1/02
11/1/02
5/1/03
11/1/03
5/1/04
11/1/04
5/1/05
11/1/05
5/1/06
11/1/06
5/1/07
11/1/07

220.0
200.0
180.0
160.0
140.0
120.0
100.0
80.0
60.0
Since the inception of the S&P Healthcare Index and adjusted for dividends, Datascope stock has materially underperformed
86.5%
45.0%
41.0%
25.1%
4/2/01
7/2/01
10/2/01
1/2/02
4/2/02
7/2/02
10/2/02
1/2/03
4/2/03
7/2/03
10/2/03
1/2/04
4/2/04
7/2/04
10/2/04
1/2/05
4/2/05
7/2/05
10/2/05
1/2/06
4/2/06
7/2/06
10/2/06
1/2/07
4/2/07
7/2/07
10/2/07
S&P Healthcare Index
S&P 500
Russell 2000
Datascope (DSCP)

13

Note: Datascope and all indices are shown on a total return basis inclusive of any dividends paid.
Source: Capital IQ through 11/23/07.

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

New Leadership on The Board is Essential

This Board has overseen the Company through potential ethics violations, high senior executive turnover, excessive executive pay, and weak operating performance.

Company Nominees	What Shareholders Should Know About the Company Nominees
James Loughlin	▪ Mr. Loughlin is Chairman of the Audit Committee ▪ The Audit Committee was responsible for hiring what the Company refers to as "independent counsel and forensic accountants neither of whom had any material prior relationship with the Company." ▪ Although the Company has refused to answer our direct question as to who the forensic accountants were, we understand that KPMG was engaged ▪ Mr. Loughlin is a 40-year veteran of KPMG ▪ *Does this qualify as having no material prior relationship with the Company?*
William Asmundson	▪ Mr. Asmundson, formerly the "Liaison" Director, is now the so-called Lead Outside Director ▪ Mr. Asmundson has been on the Board of Directors since 1969, before the Company went public ▪ Contrary to the Company's claims, we question whether Mr. Asmundson can be truly independent having been on the Board for 38 years

THE AVERAGE TENURE OF THIS BOARD IS 18 YEARS

NEW BLOOD IS NEEDED NOW

14

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

Director Nominees

David Dantzker, M.D.

David Dantzker, M.D. is a general partner at Wheatley MedTech Partners, L.P., a New York-based venture capital firm, a position he has held since January 2001. Prior to serving with Wheatley MedTech Partners, L.P., Dr. Dantzker served as Chief Executive Officer of Redox Pharmaceuticals Corporation from November 2000 until October 2001. Dr. Dantzker served as President of Long Island Jewish Medical Center from July 1993 to October 1997 and President of North Shore--LIJ Health System from October 1997 until May 2000. Dr. Dantzker is currently chairman of the board of directors of Versamed, Inc., a private medical supply company and Oligomerix, Inc., a private biopharmaceutical company. He is also a director of Advanced Biohealing Inc., Comprehensive Neuroscience, Inc., Novaray, Inc., and Visionsense, Ltd., as well as Nuero-Hitech, Inc. (NASD: NHPI), an early stage pharmaceutical company engaged in the acquisition and development of therapies for Alzheimer's disease and other degenerative neurological disorders. Dr. Dantzker has also served on the faculty and in leadership positions of four major research-oriented medical schools, has authored or co-authored 130 research papers and five textbooks and is an internationally recognized expert in the area of pulmonary medicine and critical care.

15

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

Director Nominees

William J. Fox

William J. Fox (age 51) is a business advisor and strategy consultant. From August 2006 until September 2007 Mr. Fox was Executive Chairman of the Board and a director (since September 2004) of Nephros, Inc. (AMEX: NEP), a medical device company. From October 2004 until May 2006, Mr. Fox was Vice Chairman of Barington Capital and several of its affiliates, a group of equity investment funds. Until December 2006, Mr. Fox had been a member of the Barington Advisory Board since the founding of the Barington Funds in 1999. From October 2004 until May 2006, Mr. Fox served as President, Chief Executive Officer and a director of LQ Corporation (formerly OTCBB: LQCI, now merged into Sielox, Inc.), a marketer of commercial and government security solutions, and from December 2004 until May 2006, Mr. Fox served as President, Chief Executive Officer and a director of Dynabazaar Inc. (OTCBB: FAIM), now Sielox, Inc. (OTCBB: SLXN.OB) which was formerly engaged in online auctions of surplus assets. From November 2005 until May 2006, Mr. Fox also served as a member of the Executive Committee of Register.com (Cayman) L.P., a provider of domain name registration and Internet services. From February 1999 until October 2004, Mr. Fox served as Chairman, President, Chief Executive Officer and a director of AKI, Inc. ("AKI"), a marketing and interactive advertising company, and during that time, Mr. Fox also served as President, Chief Executive Officer and a director of AKI Holding Corp., the parent of AKI. Prior to joining AKI, Mr. Fox served as President-Strategic & Corporate Development of Revlon Worldwide, Inc., Chief Executive Officer of Revlon Technologies, Inc., Senior Executive Vice President of Revlon Inc. and Senior Vice President of MacAndrews & Forbes Holdings Inc. ("MacAndrews"). Mr. Fox joined MacAndrews in 1983 and held various senior executive positions in MacAndrews and in several of its subsidiaries and affiliates, including Revlon, Inc., Brooks Drugs, The Coleman Company, First Gibraltar Bank Holdings, Wilbur Chocolate, New World Entertainment and Technicolor Inc. Mr. Fox has also served as a director of several public companies, including Loehmann's Holding Inc. where he was Co-Chairman of the Board (October 2000 through October 2004), MM Companies Inc. (now George Foreman Enterprises Inc.) (2003-2004), Revlon, Inc. (NYSE: REV) (1996-1999) and The Hain Food Group where he was Vice Chairman of the Board (NASD: HAIN) (1996-1999). Mr. Fox received a B.B.A. (magna cum laude) in Public Accounting from Pace University Lubin School and an M.B.A. (with distinction) in Public Accounting from Pace University Graduate School. Mr. Fox is also a Certified Public Accountant.

16

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

On November 2, 2007, Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. ("Ramius Capital"), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission ("SEC") of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes for the election of its nominees at the 2007 annual meeting of shareholders of Datascope Corp., a Delaware corporation (the "Company").

RAMIUS CAPITAL ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER: (888) 750-5834.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd., a Cayman Islands exempted company (“Starboard"), Parche, LLC, a Delaware limited liability company ("Parche"), RCG Enterprise, Ltd, a Cayman Islands exempted company ("RCG Enterprise"), RCG Starboard Advisors, LLC, a Delaware limited liability company ("RCG Starboard Advisors"), Ramius Capital Group, L.L.C., a Delaware limited liability company ("Ramius Capital"), C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Jeffrey M. Solomon, David Dantzker, M.D., William J. Fox, Mark R. Mitchell and Peter A. Feld (the "Participants"). As of November 29, 2007, Starboard beneficially owned 578,871 shares of Common Stock of the Company and Parche beneficially owned 110,067 shares of Common Stock of the Company. As the sole non-managing member of Parche and owner of all economic interests therein, RCG Enterprise is deemed to beneficially own the 110,067 shares of Common Stock of the Company owned by Parche. As the investment manager of Starboard and the managing member of Parche, RCG Starboard Advisors is deemed to beneficially own the 578,871 shares of Common Stock of the Company owned by Starboard and the 110,067 shares of Common Stock of the Company owned by Parche. As the sole member of RCG Starboard Advisors, Ramius Capital is deemed to beneficially own the 578,871 shares of Common Stock of the Company owned by Starboard and the 110,067 shares of Common Stock of the Company owned by Parche. As the managing member of Ramius Capital, C4S is deemed to beneficially own the 578,871 shares of Common Stock of the Company owned by Starboard and the 110,067 shares of Common Stock of the Company owned by Parche. As the managing members of C4S, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon is deemed to beneficially own the 578,871 shares of Common Stock of the Company owned by Starboard and the 110,067 shares of Common Stock of the Company owned by Parche. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of such shares of Common Stock of the Company except to the extent of their pecuniary interest therein. As members of a "group" for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, Dr. Dantzker and Messrs. Fox, Mitchell and Feld are deemed to beneficially own the 578,871 shares of Common Stock of the Company owned by Starboard and the 110,067 shares of Common Stock of the Company owned by Parche. Dr. Dantzker and Messrs. Fox, Mitchell and Feld each disclaim beneficial ownership of shares of Common Stock of the Company that they do not directly own.